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                                                                     EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            ONYX SOFTWARE CORPORATION

         Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act, Onyx Software Corporation, a Washington corporation, hereby restates its Articles of Incorporation as heretofore amended:

1.       NAME

         The name of the Company is Onyx Software Corporation (the "COMPANY").

2.       SHARES

         2.1      AUTHORIZED CAPITAL

         Effective upon the filing of Articles of Amendment, every four outstanding shares of the Company's Common Stock shall be combined and reconstituted into one share of Common Stock, par value $0.01 per share, of the Company, thereby giving effect to a 1-for-4 stock split (the "REVERSE SPLIT"). No fractional shares of Common Stock shall be issued in the Reverse Split; instead, shareholders who would otherwise be entitled to fractional shares will receive a cash payment in lieu of such fraction. After giving effect to the Reverse Split, the total number of shares that the Company is authorized to issue is 100,000,000 shares, consisting of 80,000,000 shares designated as common stock ("COMMON STOCK") and 20,000,000 shares designated as preferred stock ("PREFERRED STOCK"), the par value of each of which is $0.01. Common Stock is subject to the rights and preferences of Preferred Stock as hereinafter set forth. Except to the extent such rights are granted to Preferred Stock or one or more series thereof, holders of shares of Common Stock shall have unlimited voting rights and are entitled to receive the net assets of the Company upon dissolution.

         2.2      ISSUANCE OF PREFERRED STOCK IN SERIES

         The Company's Board of Directors (the "BOARD") may designate one or more series of Preferred Stock, and the designation and number of shares within each series, and shall determine the preferences, limitations, and relative rights of any shares of Preferred Stock, or of any series of Preferred Stock, before issuance of any shares of that class or series. Preferred Stock, or any series thereof, may have rights which are identical to those of Common Stock. Subject to compliance with the provisions of any series of Preferred Stock, the Board is also authorized to increase or decrease the number of shares of any series of Preferred Stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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         2.3      DIVIDENDS

         The holders of shares of Preferred Stock shall be entitled to receive dividends, out of the funds of the Company legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. Shares of one class or series may be issued as a share dividend in respect to shares of another class or series.

         2.4      REDEMPTION

         Preferred Stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by the Company to the extent legally permissible.

         2.5      LIQUIDATION

         In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board in designating a particular series of Preferred Stock and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the Company other than the distributive amounts referred to in this section, unless otherwise provided by the Board in designating a particular series of Preferred Stock.

         2.6      CONVERSION

         Shares of Preferred Stock may be convertible into Common Stock of the Company upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the Board in designating a particular series of Preferred Stock.

         2.7      VOTING RIGHTS

         Holders of Preferred Stock shall have such voting rights as may be provided by the Board in designating a particular series of Preferred Stock.

         2.8 DESIGNATION OF RIGHTS AND PREFERENCES OF SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

         The following series of Preferred Stock is hereby designated, which series shall have the

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rights, preferences and privileges and limitations set forth below:

                  2.8.1 DESIGNATION OF SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

         The shares of such series shall be designated the "Series A Participating Cumulative Preferred Stock" (the "SERIES A PREFERRED STOCK"), par value $0.01 per share. The number of shares initially constituting the Series A Preferred Stock, after giving effect to the Reverse Split, shall be 800,000; provided, however, if more than a total of 800,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the "RIGHTS") issued pursuant to the Rights Agreement dated as of October 25, 1999 between the Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, as amended (the "RIGHTS AGREEMENT"), the Company's Board of Directors, pursuant to RCW 23B.06.020 of the Washington Business Corporation Act, shall direct by resolution or resolutions that Articles of Amendment be properly executed and filed with the Washington Secretary of State providing for the total number of shares of Series A Preferred Stock authorized for issuance to be increased (to the extent that the Restated Articles of Incorporation then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights. In addition, such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

                  2.8.2    DIVIDENDS AND DISTRIBUTIONS

                           (a)      Subject to the prior and superior rights of
the holders of shares of any other series of Preferred Stock or other class of capital stock of the Company ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of the assets of the Company legally available therefor, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Company's Board of Directors shall approve (each such date being referred to in this Designation as a "QUARTERLY DIVIDEND PAYMENT DATE"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.01 and (ii) the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Company shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Company shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used in this Designation and in the Rights Agreement, the "Formula Number" shall be 100 (after giving effect to the Reverse Split); provided, however, that if at any

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                                                                             -3-

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time after November 5, 1999 the Company shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that if at any time after November 5, 1999 the Company shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

                           (b)      The Corporation shall declare a dividend or
distribution on the Series A Preferred Stock as provided in Section 2.8.2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Corporation's Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock and which shall not be more than 60 days prior to the date fixed for payment thereof.

                           (c)      Dividends shall begin to accrue and be
cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock that are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on or prior to the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter (or such other Quarterly Dividend Payment Date as the Company's Board of Directors shall approve) next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an

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                                                                             -4-
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amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                           (d)      So long as any shares of Series A Preferred
Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2.8.2 to be declared on the Series A Preferred Stock shall have been declared.

                           (e)      The holders of shares of Series A Preferred
Stock shall not be entitled to receive any dividends or other distributions except as provided in this Designation.

                  2.8.3    VOTING RIGHTS

         The holders of shares of Series A Preferred Stock shall have the following voting rights:

                           (a)      Each holder of Series A Preferred Stock
shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

                           (b)      Except as otherwise provided in this
Designation or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class for the election of directors of the Company and on all other matters submitted to a vote of shareholders of the Company.

                           (c)      Except as provided in this Designation or by
applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in this Designation) for authorizing or taking any corporate action.

                  2.8.4    CERTAIN RESTRICTIONS

                           (a)      Whenever quarterly dividends or other
dividends or distributions payable on the Series A Preferred Stock as provided in Section 2.8.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

                                    (i)      declare or pay dividends on, make
         any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

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                                                                             -5-

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                                    (ii)     declare or pay dividends on or make
         any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                    (iii)    redeem or purchase or otherwise
         acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                                    (iv)     redeem or purchase or otherwise
         acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Company's Board of Directors) to all holders of such shares upon such terms as the Company's Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                           (b)      The Company shall not permit any subsidiary
of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this
Section 2.8.4, purchase or otherwise acquire such shares at such time and in such manner.

                  2.8.5    LIQUIDATION RIGHTS

         Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made to (a) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the greater of (i) $.01 per share and (ii) the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.



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                  2.8.6    CONSOLIDATION, MERGER, ETC.

         In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 2.8.6 and Section 2.8.2 appear to apply to a transaction, this Section 2.8.6 will control.

                  2.8.7    NO REDEMPTION; NO SINKING FUND

                           (a)      The shares of Series A Preferred Stock shall
not be subject to redemption by the Company or at the option of any holder of Series A Preferred Stock; provided, however, that the Company may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

                           (b)      The shares of Series A Preferred Stock shall
not be subject to or entitled to the operation of a retirement or sinking fund.

                  2.8.8    RANKING

         The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Company, unless the Company's Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

                  2.8.9    FRACTIONAL SHARES

         The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fractional share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction, and shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Company, prior to the first issuance of a share or a fractional share of Series A Preferred Stock, may elect to (a) make a cash payment as provided in the Rights Agreement for a fractional share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (b) issue depository receipts evidencing such authorized fractional share of Series A Preferred Stock pursuant to an appropriate agreement between the Company and a depository selected by the Company; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.



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                  2.8.10   REACQUIRED SHARES

         Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Company's Board of Directors pursuant to the provisions of Article 2 of the Restated Articles of Incorporation.

                  2.8.11   AMENDMENT

         None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided in this Designation or in the Restated Articles of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a separate class.

3.       PREEMPTIVE RIGHTS

         The shareholders of the Company have no preemptive rights to acquire additional shares of the capital stock of the Company.

4.       CUMULATIVE VOTING

         The shareholders of the Company shall not be entitled to cumulative voting at any election of directors.

5.       DIRECTORS

         5.1      NUMBER; ELECTION; TERM

         The number of Directors of the Company shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. Prior to the 2000 annual election of Directors, unless a Director earlier dies, resigns or is removed, his or her term of office shall expire at the next annual meeting of shareholders. At the 2000 annual election of Directors, the Board shall be divided into three classes, with said classes to be as equal in number as may be possible, with any Director or Directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as the case may be. At the first election of Directors to such classified Board, each Class 1 Director shall be elected to serve until the next ensuing annual meeting of shareholders, each Class 2 Director shall be elected to serve until the second ensuing annual meeting of shareholders and each Class 3 Director shall be elected to serve until the third ensuing annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the Board is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Article, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors.

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                                                                             -8-

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         The Directors of the Company may be removed only for cause; such removal shall be in the manner provided by the Bylaws.

         5.2      LIMITATION OF DIRECTOR LIABILITY

         A director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating RCW 23B.08.310 of the Washington Business Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended, without any requirement of further action by the shareholders.

6.       INDEMNIFICATION

         The Company shall indemnify any individual made a party to a proceeding because that individual is or was a director of the Company and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

         Any repeal or modification of this Article by the shareholders of the Company shall not adversely affect any right of any individual who is or was a director of the Company which existed at the time of such repeal or modification.

7.       SPECIAL VOTING REQUIREMENTS

         7.1      DEFINITIONS

         For the purposes of this Section 7:

         (a) "Business Combination" means (i) a merger, share exchange or consolidation of the Company or any of its Subsidiaries with any other corporation or entity; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance, whether in one transaction or a series of transactions, by the Company or any of its Subsidiaries of all or a substantial part of the Company's assets otherwise than in the usual and regular course of business; or (iii) any agreement, contract or other arrangement providing for any of the foregoing transactions.

         (b) "Continuing Director" means any member of the Board who was a member of the Board on September 30, 1998 or who is elected to the Board after September 30, 1998 upon the

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recommendation of a majority of the Continuing Directors voting separately and as a subclass of Directors on such recommendation.

         (c) "Subsidiary" means a domestic or foreign corporation, a majority of the outstanding voting shares of which are owned, directly or indirectly, by the Company.

         7.2      VOTE REQUIRED FOR BUSINESS COMBINATIONS

                  7.2.1    SUPERMAJORITY VOTE

         Except as provided in Subsections 7.2.2 and 7.2.3, the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than two-thirds of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of a Business Combination.

                  7.2.2    MAJORITY VOTE

         Notwithstanding Subsection 7.2.1, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is otherwise required to be approved by the Company's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Restated Articles of Incorporation other than this Section 7, then the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, the affirmative vote of the holders of not less than a majority of the outstanding shares of such class or series, voting as a separate voting group, shall be required for the adoption or authorization of such Business Combination.

                  7.2.3    NO SHAREHOLDER VOTE

         Notwithstanding Subsection 7.2.1 or 7.2.2, if a Business Combination shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such Business Combination is not otherwise required to be approved by the Company's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Restated Articles of Incorporation other than this Section 7, then no vote of the shareholders of the Company shall be required for approval of such Business Combination.

8.       SPECIAL MEETINGS OF SHAREHOLDERS

         The Chairman of the Board, the President or the Board may call special meetings of the shareholders for any purpose. Further, a special meeting of the shareholders shall be held if the holders of not less than twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary of the Company no later than 20 days prior to the date of such meeting one or more

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                                                                            -10-
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written demands for such meeting, describing the purpose or purposes for which it is to be held.

9.       AMENDMENTS TO RESTATED ARTICLES OF INCORPORATION

         The Company reserves, and the rights of the shareholders of the Company are granted subject to, the right to amend or repeal any of the provisions contained in these Restated Articles of Incorporation. The provisions contained in these Restated Articles shall only be amended as follows:

         9.1      SUPERMAJORITY VOTING

         Except as provided in Section 9.2 or Section 9.3, the following Sections and Subsections may be amended or repealed only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of such class or series, voting as a separate voting group:

         Section 2.1 ("Shares--Authorized Capital")

         Section 2.2 ("Shares--Issuance of Preferred Stock in Series")

         Section 3 ("Preemptive Rights")

         Section 4 ("Cumulative Voting")

         Section 5 ("Directors")

         Section 7 ("Special Voting Requirements")

         Section 8 ("Special Meetings of Shareholders")

         Section 9 ("Amendments to Restated Articles of Incorporation").

         9.2      MAJORITY VOTING

         Notwithstanding the provisions of Section 9.1, and except as provided in Section 9.3, an amendment or repeal of a Section identified in Section 9.1 that is approved by a majority of the Continuing Directors (as defined in Section 7.1), voting separately and as a subclass of Directors, shall require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least a majority of the outstanding shares of such class or series, voting as a separate voting group.



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                                                                            -11-

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         9.3      NO SHAREHOLDER VOTE

         Notwithstanding the provisions of Section 9.1 or 9.2 hereof, if the amendment or repeal of any Section not identified in Section 9.1 shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such amendment or repeal is not otherwise required to be approved by the Company's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Restated Articles of

Restated Articles of Incorporation                     Onyx Software Corporation

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Incorporation other than this Section 9, then no vote of the shareholders of the
Company shall be required for approval of such amendment or repeal.

EXECUTED this 15th day of September, 2003.

                                     ONYX SOFTWARE CORPORATION

                                     By /s/ PAUL DAUBER
                                        ----------------------------------------
                                        Paul Dauber
                                        Secretary and Chief Legal Officer

Restated Articles of Incorporation                     Onyx Software Corporation

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